Exhibit 99.1

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com
JPMORGAN CHASE REPORTS FOURTH-QUARTER 2022 NET INCOME OF $11.0 BILLION ($3.57 PER SHARE)
FULL-YEAR 2022 NET INCOME OF $37.7 BILLION ($12.09 PER SHARE)

FULL-YEAR 2022 RESULTS

ROE 14% ROTCE[1] 18%	CET1 Capital Ratios[2] Std. 13.2% | Adv. 13.5% Total Loss-Absorbing Capacity[2] $486B	Std. RWA[2] $1.7T Cash and marketable securities[3] $1.4T Average loans $1.1T
FOURTH-QUARTER 2022 RESULTS4

Firmwide Metrics ROE 16% ROTCE 20%	■	Reported revenue of $34.5 billion and managed revenue of $35.6 billion[1], including a $914 million gain on the sale of Visa B shares and $874 million of net investment securities losses
	■	Credit costs of $2.3 billion included a $1.4 billion net reserve build and $887 million of net charge-offs
	■	Average loans up 6%; average deposits down 4%

CCB 4Q22 ROE 35% 2022 ROE 29%	■	Average deposits up 3%; client investment assets down 10%
	■	Average loans up 2% YoY and up 1% QoQ; Card Services net charge-off rate of 1.62%
	■	Debit and credit card sales volume[5] up 9%
	■	Active mobile customers[6] up 9%

CIB 4Q22 ROE 12% 2022 ROE 14%	■	#1 ranking for Global Investment Banking fees with 8.0% wallet share for the year
	■	Total Markets revenue of $5.7 billion, up 7%, with Fixed Income Markets up 12% and Equity Markets down 1%

CB 4Q22 ROE 22% 2022 ROE 16%	■	Gross Investment Banking revenue of $700 million, down 52%
	■	Average loans up 14% YoY and up 3% QoQ; average deposits down 14%

AWM 4Q22 ROE 26% 2022 ROE 25%	■	Assets under management (AUM) of $2.8 trillion, down 11%
	■	Average loans up 2% YoY and down 1% QoQ; average deposits down 10%

Jamie Dimon, Chairman and CEO, commented on the financial results: “JPMorgan Chase reported strong results in the fourth quarter as we earned $11.0 billion in net income, $34.5 billion in revenue and an ROTCE of 20%, while maintaining a fortress balance sheet and making all necessary investments. This robust earnings generation combined with the execution of our capital strategy allowed us to exceed our CET1 target of 13% one quarter early, and we have the ability to resume stock buybacks this quarter, as we deem appropriate. Looking further ahead, we still await details of the Basel III finalization package, but we will manage to the new requirements as we have demonstrated in the past.”

Dimon continued: “Our lines of business performed well in the quarter, and we continued to see momentum in our areas of strategic focus. In Consumer & Community Banking, debit and credit card sales were up 9%, while card loans were up 19% with total revolving balances now back to pre-pandemic levels. In the Corporate & Investment Bank, Markets revenue rose 7% as client activity remained strong in Fixed Income. Global Investment Banking fees were down significantly in a challenging environment, although we maintained our #1 ranking in 2022. Commercial Banking loans were up 14% on new loan originations and higher revolver utilization. And in Asset & Wealth Management, revenue increased 3% as higher net interest income more than offset the impact of lower market levels.”

Dimon added: “The U.S. economy currently remains strong with consumers still spending excess cash and businesses healthy. However, we still do not know the ultimate effect of the headwinds coming from geopolitical tensions including the war in Ukraine, the vulnerable state of energy and food supplies, persistent inflation that is eroding purchasing power and has pushed interest rates higher, and the unprecedented quantitative tightening. We remain vigilant and are prepared for whatever happens, so we can serve our customers, clients and communities around the world across a broad range of economic environments.”

Dimon concluded: “As a result of the investments we have made over the years and our dedication to clients, the Firm is in a position of strength as the market leader in U.S. retail deposits, credit cards, business banking, Payments, Markets, investment banking and multifamily lending as some examples. But we will not rest here, and we remain committed to investing in the franchise and innovating. The importance of these investments and investing through cycles was particularly evident this year, as we generated a robust ROTCE of 18% even after sharply accelerating our investments in the business. In 2022, we extended credit and raised $2.4 trillion in capital for small and large businesses, governments and U.S. consumers. Finally, I want to reiterate how proud I am of our employees and how they work to support our customers and communities and earn their trust every single day.”

SIGNIFICANT ITEMS
■    4Q22 results included:
■    $914 million gain on the sale of Visa B shares in Corporate ($0.23 increase in earnings per share)
■    $874 million net investment securities losses in Corporate ($0.22 decrease in earnings per share)
CAPITAL DISTRIBUTED
■    Common dividend of $3.0 billion, or $1 per share
■    Net payout LTM7,8 of 37%
FORTRESS PRINCIPLES
■    Book value per share of $90.29, up 3%; tangible book value per share1 of $73.12, up 2%
■    Basel III common equity Tier 1 capital2 of $219 billion and Standardized ratio2 of 13.2%; Advanced ratio2 of 13.5%
■    Firm supplementary leverage ratio of 5.6%
OPERATING LEVERAGE
■    4Q22 expense of $19.0 billion; reported overhead ratio of 55%; managed overhead ratio1 of 53%
SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES
■    $2.4 trillion of credit and capital9 raised in 2022
■    $250 billion of credit for consumers
■    $33 billion of credit for U.S. small businesses
■    $1.1 trillion of credit for corporations
■    $1.0 trillion of capital raised for corporate clients and non-U.S. government entities
■    $65 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Mikael Grubb (212) 270-2479
Note: Totals may not sum due to rounding
[1]For notes on non-GAAP financial measures, including managed basis reporting, see page 6.
For additional notes see page 7.
Media Contact: Joseph Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release
In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure, unless otherwise specified. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis, and non-GAAP financial measures used by management to evaluate the performance of each line of business, refer to page 6.
Comparisons noted in the sections below are for the fourth quarter of 2022 versus the prior-year fourth quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)

Results for JPM				3Q22		4Q21
($ millions, except per share data)	4Q22	3Q22	4Q21	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - reported	$34,547	$32,716	$29,257	$1,831	6%	$5,290	18%
Net revenue - managed	35,566	33,491	30,349	2,075	6	5,217	17
Noninterest expense	19,022	19,178	17,888	(156)	(1)	1,134	6
Provision for credit losses	2,288	1,537	(1,288)	751	49	3,576	NM
Net income	$11,008	$9,737	$10,399	$1,271	13%	$609	6%
Earnings per share - diluted	$3.57	$3.12	$3.33	$0.45	14%	$0.24	7%
Return on common equity	16%	15%	16%
Return on tangible common equity	20	18	19
Discussion of Results:
Net income was $11.0 billion, up 6%.
Net revenue was $35.6 billion, up 17%. Net interest income (NII) was $20.3 billion, up 48%. NII excluding Markets1 was $20.0 billion, up 72%, driven by higher rates. Noninterest revenue was $15.3 billion, down 8%, largely driven by lower Investment Banking fees, management and performance fees in AWM, operating lease income in Auto and net production revenue in Home Lending, largely offset by higher CIB Markets revenue.
Noninterest expense was $19.0 billion, up 6%, driven by higher structural expense, primarily compensation, and continued investments in the business, including technology and marketing, partially offset by lower legal expense.
The provision for credit losses was $2.3 billion, reflecting a net reserve build of $1.4 billion and net charge-offs of $887 million. The net reserve build in the current quarter included $1.0 billion in Consumer and $343 million in Wholesale, driven by a modest deterioration in the Firm’s macroeconomic outlook, now reflecting a mild recession in the central case, as well as loan growth in Card Services, partially offset by a reduction in uncertainty as the effects of the pandemic gradually recede. Net charge-offs of $887 million were up $337 million, largely driven by Card Services. The prior year net benefit of $1.3 billion reflected a reserve release of $1.8 billion and $550 million of net charge-offs.

JPMorgan Chase & Co.
News Release

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				3Q22		4Q21
($ millions)	4Q22	3Q22	4Q21	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$15,843	$14,331	$12,275	$1,512	11%	$3,568	29%
Banking & Wealth Management[10]	9,632	8,010	6,172	1,622	20	3,460	56
Home Lending	584	920	1,084	(336)	(37)	(500)	(46)
Card Services & Auto[11]	5,627	5,401	5,019	226	4	608	12
Noninterest expense	7,981	8,047	7,754	(66)	(1)	227	3
Provision for credit losses	1,845	529	(1,060)	1,316	249	2,905	NM
Net income	$4,542	$4,334	$4,147	$208	5%	$395	10%
Discussion of Results12:
Net income was $4.5 billion, up 10%. Net revenue was $15.8 billion, up 29%.
Banking & Wealth Management net revenue was $9.6 billion, up 56%, driven by higher deposit margins. Home Lending net revenue was $584 million, down 46%, driven by lower production revenue due to lower volume and lower net interest income from tighter loan spreads. Card Services & Auto net revenue was $5.6 billion, up 12%, predominantly driven by higher Card Services net interest income on higher revolving balances, partially offset by lower auto operating lease income.
Noninterest expense was $8.0 billion, up 3%, driven by higher investments in the business and structural expense, including compensation, technology, travel services and marketing, largely offset by lower volume- and revenue-related expense, primarily auto lease depreciation.
The provision for credit losses was $1.8 billion, reflecting a $1.0 billion reserve build and net charge-offs of $845 million. The reserve build included $800 million in Card Services and $200 million in Home Lending, predominantly driven by a modest deterioration in the Firm’s macroeconomic outlook, now reflecting a mild recession in the central case, as well as loan growth in Card Services, partially offset by a reduction in uncertainty as the effects of the pandemic gradually recede. Net charge-offs of $845 million were up $330 million, largely driven by Card Services. The prior year net benefit was driven by a $1.6 billion reserve release primarily in Card Services.

JPMorgan Chase & Co.
News Release

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				3Q22		4Q21
($ millions)	4Q22	3Q22	4Q21	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$10,548	$11,875	$11,534	$(1,327)	(11)%	$(986)	(9)%
Banking	3,782	4,025	5,270	(243)	(6)	(1,488)	(28)
Markets & Securities Services	6,766	7,850	6,264	(1,084)	(14)	502	8
Noninterest expense	6,426	6,618	5,827	(192)	(3)	599	10
Provision for credit losses	141	513	(126)	(372)	(73)	267	NM
Net income	$3,328	$3,532	$4,543	$(204)	(6)%	$(1,215)	(27)%
Discussion of Results12:
Net income was $3.3 billion, down 27%, with net revenue of $10.5 billion, down 9%.
Banking revenue was $3.8 billion, down 28%. Investment Banking revenue was $1.4 billion, down 57%, driven by lower Investment Banking fees, down 58%, reflecting lower fees across products. Payments revenue was $2.1 billion, up 15%, and included the net impact of equity investments. Excluding this net impact, Payments revenue was up 56%, predominantly driven by higher rates, partially offset by lower deposit balances. Lending revenue was $323 million, up 23%, largely driven by higher net interest income on higher loan balances, partially offset by mark-to-market losses on hedges of accrual loans.
Markets & Securities Services revenue was $6.8 billion, up 8%. Markets revenue was $5.7 billion, up 7%. Fixed Income Markets revenue was $3.7 billion, up 12%, predominantly driven by higher revenue in Rates and Currencies & Emerging Markets, partially offset by lower revenue in Securitized Products. Equity Markets revenue was $1.9 billion, relatively flat against a strong fourth quarter in the prior year. Securities Services revenue was $1.2 billion, up 9%, predominantly driven by higher rates, largely offset by lower deposit balances and market levels.
Noninterest expense was $6.4 billion, up 10%, predominantly driven by higher revenue-related compensation, including timing impacts, and structural expense, partially offset by lower legal expense.
The provision for credit losses was $141 million, reflecting a net reserve build, driven by a modest deterioration in the Firm’s macroeconomic outlook, partially offset by net portfolio activity.

COMMERCIAL BANKING (CB)

Results for CB				3Q22		4Q21
($ millions)	4Q22	3Q22	4Q21	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,404	$3,048	$2,612	$356	12%	$792	30%
Noninterest expense	1,254	1,180	1,059	74	6	195	18
Provision for credit losses	284	618	(89)	(334)	(54)	373	NM
Net income	$1,423	$946	$1,234	$477	50%	$189	15%
Discussion of Results12:
Net income was $1.4 billion, up 15%.
Net revenue was $3.4 billion, up 30%, driven by higher deposit margins, partially offset by lower investment banking revenue and deposit-related fees.
Noninterest expense was $1.3 billion, up 18%, predominantly driven by higher volume- and revenue-related expense and structural expense.
The provision for credit losses was $284 million, reflecting a net reserve build, driven by a modest deterioration in the Firm’s macroeconomic outlook.

JPMorgan Chase & Co.
News Release

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				3Q22		4Q21
($ millions)	4Q22	3Q22	4Q21	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$4,588	$4,539	$4,473	$49	1%	$115	3%
Noninterest expense	3,022	3,028	2,997	(6)	—	25	1
Provision for credit losses	32	(102)	(36)	134	NM	68	NM
Net income	$1,134	$1,219	$1,125	$(85)	(7)%	$9	1%
Discussion of Results12:
Net income was $1.1 billion, up 1%.
Net revenue was $4.6 billion, up 3%, driven by higher deposit margins on lower balances, predominantly offset by lower management, performance and placement fees linked to this year’s market declines, and lower investment valuation gains compared to the prior year.
Noninterest expense was $3.0 billion, up 1%, reflecting higher investments in the business and structural expense, predominantly offset by lower volume- and revenue-related expense.
The provision for credit losses was $32 million, driven by a net reserve build.
Assets under management were $2.8 trillion, down 11%, driven by lower market levels and net outflows from liquidity products, partially offset by continued net inflows into long term products.

CORPORATE

Results for Corporate				3Q22		4Q21
($ millions)	4Q22	3Q22	4Q21	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$1,183	$(302)	$(545)	$1,485	NM	$1,728	NM
Noninterest expense	339	305	251	34	11	88	35
Provision for credit losses	(14)	(21)	23	7	33	(37)	NM
Net income/(loss)	$581	$(294)	$(650)	$875	NM	$1,231	NM
Discussion of Results12:
Net income was $581 million, compared with a net loss of $650 million in the prior year.
Net revenue was $1.2 billion compared with a net loss of $545 million in the prior year. Net interest income was $1.3 billion compared with a loss of $681 million in the prior year, due to the impact of higher rates. The current quarter included a $914 million gain on the sale of 3 million of the Firm’s 40 million Visa Class B common shares. Visa Class B common shares are subject to certain transfer restrictions and are convertible into Visa Class A common shares at a specified conversion rate upon resolution of pending interchange litigation. In conjunction with the sale, the Firm entered into a derivative instrument with the purchaser of the shares, under which the Firm retained the litigation risk associated with the shares sold. The current quarter also included $874 million of net investment securities losses, compared with $52 million of net investment securities gains in the prior year. Investment securities losses reflected net losses on sales of U.S. Treasuries and mortgage-backed securities.
Noninterest expense was $339 million, up $88 million.

JPMorgan Chase & Co.
News Release
1. Notes on non-GAAP financial measures:

a.The Firm prepares its Consolidated Financial Statements in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). That presentation, which is referred to as “reported” basis, provides the reader with an understanding of the Firm’s results that can be tracked consistently from year-to-year and enables a comparison of the Firm’s performance with the U.S. GAAP financial statements of other companies. In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue from year-to-year arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, refer to page 7 of the Earnings Release Financial Supplement.

b.Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”) are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, refer to page 10 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $90.29, $87.00 and $88.07 at December 31, 2022, September 30, 2022, and December 31, 2021, respectively. TCE, ROTCE, and TBVPS are utilized by the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.In addition to reviewing net interest income (“NII”) and noninterest revenue (“NIR”) on a managed basis, management also reviews these metrics excluding CIB Markets (“Markets”, which is composed of Fixed Income Markets and Equity Markets). Markets revenue consists of principal transactions, fees, commissions and other income, as well as net interest income. These metrics, which exclude Markets, are non-GAAP financial measures. Management reviews these metrics to assess the performance of the Firm’s lending, investing (including asset-liability management) and deposit-raising activities, apart from any volatility associated with Markets activities. In addition, management also assesses Markets business performance on a total revenue basis as offsets may occur across revenue lines. For example, securities that generate net interest income may be risk-managed by derivatives that are reflected at fair value in principal transactions revenue. Management believes these measures provide investors and analysts with alternative measures to analyze the revenue trends of the Firm. For a reconciliation of NII and NIR from reported to excluding Markets, refer to page 29 of the Earnings Release Financial Supplement. For additional information on Markets revenue, refer to page 70 of the Firm’s 2021 Form 10-K.

JPMorgan Chase & Co.
News Release
Additional notes:

2.Estimated. Reflects the Current Expected Credit Losses (“CECL”) capital transition provisions. Beginning January 1, 2022, the $2.9 billion CECL capital benefit recognized as of December 31, 2021, is being phased out at 25% per year over a three-year period. As of December 31, 2022, CET1 capital and Total Loss-Absorbing Capacity reflected the remaining $2.2 billion CECL benefit. Refer to Capital Risk Management on pages 45-50 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 and on pages 86-96 of the Firm’s 2021 Form 10-K for additional information.
3.Estimated. Cash and marketable securities, includes the Firm’s average eligible high-quality liquid assets (“HQLA”), other end-of-period HQLA-eligible securities which are included as part of the excess liquidity at JPMorgan Chase Bank, N.A. that are not transferable to non-bank affiliates and thus excluded from the Firm’s liquidity coverage ratio (“LCR”) under the LCR rule, and other end-of-period unencumbered marketable securities, such as equity and debt securities. Does not include borrowing capacity at Federal Home Loan Banks and the discount window at the Federal Reserve Bank. Refer to Liquidity Risk Management on pages 51-56 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 and on pages 97-104 of the Firm’s 2021 Form 10-K for additional information.
4.Percentage comparisons noted in the bullet points are for the fourth quarter of 2022 versus the prior-year fourth quarter, unless otherwise specified.
5.Excludes Commercial Card.
6.Users of all mobile platforms who have logged in within the past 90 days.
7.Last twelve months (“LTM”).
8.Includes the net impact of employee issuances.
9.Credit provided to clients represents new and renewed credit, including loans and lending-related commitments.
10.In the fourth quarter of 2022, Consumer & Business Banking was renamed Banking & Wealth Management.
11.In the fourth quarter of 2022, Card & Auto was renamed Card Services & Auto.
12.In the first quarter of 2022, the Firm changed its methodology for allocating income taxes to the LOBs, with no impact to Firmwide net income. Prior period amounts have been revised to conform with the current presentation.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $3.7 trillion in assets and $292.3 billion in stockholders’ equity as of December 31, 2022. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers predominantly in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, January 13, 2023, at 8:30 a.m. (EST) to present fourth-quarter and full-year 2022 financial results. The general public can access the call by dialing (888) 324-3618 in the U.S. and Canada, or (312) 470-7119 for international callers; use passcode 1364784#. Please dial in 15 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 11:00 a.m. (EST) on January 13, 2023 through 11:59 p.m. (EST) on January 27, 2023 by telephone at (866) 405-7294 (U.S. and Canada) or (203) 369-0606 (international); use passcode 12876#. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.